MERCADIEN, P.C.
                                                    Certified Public Accountants
                                                  (Formerly Druker, Rahl & Fein)
                                                       A Mercadien Group Company



October 3, 2003


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

         RE:  Thinking Tools, Inc.

We have read the statements that we understand Thinking Tools, Inc. will include under Item 4 of the Form 8 - K/A report it will file regarding our resignation and the cessation of the client-auditor relationship between Thinking Tools, Inc. and Mercadien P.C. (formerly Druker, Rahl & Fein). We agree with such statements made regarding our firm.

Very truly yours,

MERCADIEN, P.C.



/s/ Jack H. Fein

Jack H. Fein, CPA
Principal

Enclosures:

cc:  Zev M. Bomrind, Moshe Zarmi, Fred Knoll and Alison Newman